Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

Exhibit 99.1

FOR IMMEDIATE RELEASE

DRESSER, INC. ANNOUNCES A VOLUNTARY $10 MILLION DEBT REPAYMENT

A total of $55 million in optional prepayments made in 2004

DALLAS (October 29, 2004) -- Dresser, Inc. today announced that it made an optional debt prepayment in the amount of $10 million, which was applied to its senior secured term loan C.  The voluntary prepayment was the fourth made this year.  As a result of the optional prepayment, no mandatory principal payments are due on its senior secured term loan C until March 31, 2008.  In 2004, Dresser has made a total of $55 million in optional prepayments on senior secured term debt.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

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COMPANY CONTACT:
Don King (972) 361-9933 don.king@dresser.com